As filed with the Securities and Exchange Commission on June 20, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWMARKET CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	20-0812170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

330 South Fourth Street Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

NEWMARKET CORPORATION

2023 INCENTIVE COMPENSATION AND STOCK PLAN

(Full title of the plan)

Bryce D. Jewett, III

Vice President and General Counsel

NewMarket Corporation

330 South Fourth Street

Richmond, Virginia 23219

(Name and address of agent for service)

(804) 788-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this registration statement on Form S-8 will be sent or delivered to the participants of the Plan covered by this Registration Statement as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed by NewMarket Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof, to the extent that such documents are considered filed with the Commission:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 15, 2023 (the “Form 10-K”);

(2)	the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 10, 2023, that are specifically incorporated by reference into the Form 10-K;

(3)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on April 27, 2023;

(4)	the Registrant’s Current Reports on Form 8-K, filed on February 23, 2023 and April 27, 2023; and

(5)	the description of the Registrant’s Common Stock as set forth in the Registrant’s Registration Statement on Form 8-A, filed on May 21, 2004.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent that such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “Act”) provides that, unless limited by its articles of incorporation, a Virginia corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation against expenses incurred in connection with the proceeding.

The Act also permits a Virginia corporation to indemnify any director or officer who is party to a proceeding because he or she is or was a director or officer against any liability incurred if the director or officer (i) conducted himself or herself in good faith, (ii) believed, in the case of conduct in his or her official capacity, that such conduct was in the corporation’s best interests and, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, under the Act, a Virginia corporation may not indemnify any director or officer (i) in a proceeding by or in the right of the corporation, except for expenses incurred if it is determined that he or she has met the relevant standard of conduct or (ii) in connection with any proceeding in which he or she is adjudged liable on the basis that personal benefit was improperly received by him or her.

The Act further permits a Virginia corporation to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against his or her willful misconduct or a knowing violation of the criminal law.

The registrant’s articles of incorporation provide for mandatory indemnification to the fullest extent permitted by the Act of any director or officer who is or was a party to any proceeding by reason of the fact that he or she is or was a director or officer of the registrant, or who is serving at the request of the registrant in a similar capacity with another enterprise or entity.

In addition, the registrant maintains directors’ and officers’ liability insurance that may provide indemnification to our officers and directors in certain circumstances.

Under the Act, in any proceeding brought by or in the right of a corporation or by or on behalf of the corporation’s shareholders, the damages assessed against a director or officer arising out of a single transaction, occurrence or course of conduct cannot exceed the lesser of (i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by shareholders, the bylaws; or (ii) the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of a director or officer is not limited, however, if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any claim of unlawful insider trading or market manipulation.

The registrant’s articles of incorporation provide that, to the full extent that the Act permits the limitation or elimination of the liability of directors and officers, no director or officer made a party to any proceeding shall be liable to the registrant or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1	Articles of Incorporation Amended and Restated effective April 27, 2012 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on April 30, 2012).

4.2	NewMarket Corporation Bylaws Amended and Restated effective August 6, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on August 6, 2015).

4.3	NewMarket Corporation 2023 Incentive Compensation and Stock Plan (incorporated by reference to Annex B of the Registrant’s definitive proxy statement filed on March 10, 2023).

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.2	Consent of PricewaterhouseCoopers LLP.*

24	Powers of Attorney (included on Signature Page).*

107	Filing Fee Table.*

*	Filed herewith.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on June 20, 2023.

NEWMARKET CORPORATION

By:	/s/ Thomas E. Gottwald
Thomas E. Gottwald
Chairman of the Board, President, and
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints Bryce D. Jewett, III, William J. Skrobacz and Anne-Marie Anderson, each of whom may act individually, as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas E. Gottwald Thomas E. Gottwald	Chairman of the Board, President, and Chief Executive Officer (Principal Executive Officer)	June 20, 2023

/s/ William J. Skrobacz William J. Skrobacz	Chief Financial Officer and Vice President (Principal Financial Officer)	June 20, 2023

/s/ Gail C. Rideway Gail C. Ridgeway	Controller (Principal Accounting Officer)	June 20, 2023

/s/ Mark M. Gambill Mark M. Gambill	Director	June 20, 2023

/s/ Bruce C. Gottwald Bruce C. Gottwald	Director	June 20, 2023

/s/ Patrick D. Hanley Patrick D. Hanley	Director	June 20, 2023

/s/ H. Hiter Harris III H. Hiter Harris III	Director	June 20, 2023

/s/ James E. Rogers James E. Rogers	Director	June 20, 2023

/s/ Ting Xu Ting Xu	Director	June 20, 2023